CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Advisor Managed Portfolios and to the use of our report dated May 25, 2022 on the financial statements and financial highlights of CornerCap Fundametrics® Large-Cap ETF, formerly a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the March 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
October 16, 2023